EXHIBIT 10.1

INDEPENDENT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into on this 18th day of January 2022, by and between Veris Residential, Inc. (“Veris” or the “Company”), having offices at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, N.J. 07311 and Giovanni M. DeBari, an independent consultant, having an office at [intentionally omitted] (“Consultant”).

In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, Veris and Consultant agree as follows:

1.            Consulting Services

Consultant’s responsibilities (“Consulting Services”) shall include, but not be limited to:

(a) providing the Company with requested information and advice on matters of which Consultant has knowledge due to his prior role as Chief Accounting Officer of the Company;

(b) meeting by telephone, email and in person with Company employees and consultants, including auditors and accountants, during the Term;

(c) cooperating with the Company with respect to litigation, investigations, or governmental proceedings regarding matters in which Consultant was involved during his employment or of which he has knowledge;

(d) using his best efforts to ensure a seamless transition of accounting and business related matters for which he was responsible;

(e) consulting on any matters on which the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer or General Counsel seek counsel.

Consultant will be available at all reasonable times and shall make good faith efforts to timely honor the requests described in Paragraph 1(a)-(e).

In addition to the above, Consultant shall also be responsible for providing in a collegial and cooperative manner, advice, support, assistance and information to the Chief Financial Officer and Chief Accounting Officer and other employees, counsel and consultants of the Company in connection with the preparation and filing of the SEC Form 10-K for the year ended December 31, 2021, including the signing of any certificates as reasonably requested (the “10-K Project”).

2.            Term and Hours

Consultant shall commence providing the Consulting Services described above on January 13, 2022 (“Effective Date”) and continue performing pursuant to the terms of this Agreement until July 13, 2022 (“Term”), unless this Agreement is terminated as provided in Paragraph 8 below.

3.            Compensation.

As compensation for the Consulting Services set forth in Section 1(a)-(e), Consultant shall be deemed to be in "Continuous Service" (as defined in the LTIP Award Agreements and RSU Award Agreement (each as defined below)) with the Company during the Term (as defined above), solely for purposes of determining the number of time-based Award LTIP Units (as defined in the LTIP Award Agreements) and RSUs (as defined in the RSU Award Agreement) that will vest pursuant to Consultant's (i) 2019 Performance-based Long-Term Incentive Plan Award Agreement dated as of March 22, 2019; (ii) 2019 time-based Long-Term Incentive Plan Award Agreement dated as of March 22, 2019; (iii) 2020 performance-based Long-Term Incentive Plan Award Agreement dated as of March 24, 2020; (agreements (i) through (iii) each being an “LTIP Award Agreement”) (iv) and Restricted Stock Unit Agreement dated as of April 21, 2021 (the “RSU Award Agreement” and, together with the LTIP Award Agreement, the “Award Agreements”) with the Company and Veris Residential, L.P. For the avoidance of doubt, Consultant's services during the Term shall not entitle Consultant to any additional vesting with respect to any other equity or equity-based awards whatsoever, which shall be treated in accordance with their terms based on Consultant's termination of employment with the Company on January 12, 2022.

In consideration for Consultant’s consistent, collegial and cooperative performance of the duties and responsibilities related to the 10-K Project, through the completion and filing of the Form 10-K, Consultant shall receive a fee of $75,000.00 within ten (10) days after filing.

4.            Veris Rights and Responsibilities.

               (a)            Veris shall have no right to control the Consulting Services, or the means and methods employed by Consultant in performing the Consulting Services required pursuant to this Agreement (provided, however, that Consultant agrees that he shall comply with all applicable laws).

               (b)            Veris will reimburse Consultant for reasonable out-of-pocket expenses directly incurred by Consultant in performing Consulting Services under this Agreement.

5.            Independent Contractor. Consultant is an independent contractor and as such shall have no authority to enter into any agreement on behalf of Veris or to obligate Veris in any manner whatsoever or make any statements, representations, decisions or commitments of any kind or to take any action binding on Veris except as authorized in writing by Veris. Consultant is prohibited from incurring any liabilities or expenses on behalf of Veris.

               (a)            Consultant understands that, as an independent Consultant, he should make payments against estimated income taxes due to the Internal Revenue Service and all relevant State agencies on his own behalf. Consultant hereby acknowledges that pursuant to this Agreement and in consideration for his performance of the Consulting Services, Veris has no obligation to provide him with health insurance (except through COBRA), Temporary Disability, Unemployment or Worker’s Compensation insurance or any other form of insurance or benefits of any kind.

               (b)            In the event that Consultant’s status as an independent contractor should be challenged or re-characterized by any government entity, Consultant hereby releases from and indemnifies Veris for any liability incurred or threatened, including interest and penalties, and the costs of defending administratively or judicially, and, if necessary, of settling any proceedings attempting to re-characterize Consultant’s status or to collect any amounts, including interest and penalties, alleged to be due from Veris.

6.            Representations and Covenants. Consultant represents, warrants, and covenants that (a) Consultant is free to enter into this Agreement, and has full legal power and authority to enter into and perform under this Agreement; (b) Consultant’s entry into and performance under this Agreement does not and will not violate any rights of or obligations of Consultant to any third party; (c) Consultant will use his best efforts to perform in accordance with this Agreement; (d)  Consultant will provide, pay for and keep in good standing all licenses pertaining to activities engaged in by Consultant and will comply with all federal, state and local laws and regulations and all valid orders of federal, state and local officials pertaining to such activities; and (e) Consultant will not engage in any activities that could be contrary to the best interests of or harm the good reputation or image of Veris.

7.            Confidentiality. Consultant acknowledges and agrees that in the course of rendering Consulting Services under this Agreement, Consultant will be exposed to and possess Veris’ information, trade secrets, and other matters which are of a proprietary or confidential nature, including, but not limited to, personnel information and data, health insurance information, personal information of employees, operations, business opportunities, price and cost information, finance, tenant/resident information, business plans, various leasing techniques, manuals, costs and profit margins, rental rates, competitive analyses, letters, notebooks, procedures, reports, products, processes, services, and other non-public, confidential information and knowledge (collectively, the “Confidential Information”) concerning Veris’ businesses. Veris expects to provide to Consultant on an ongoing basis such Confidential Information as Veris deems necessary or desirable to aid Consultant in the performance of the Consulting Services. Consultant understands, acknowledges and agrees that such Confidential Information is confidential, and Consultant agrees not to disclose such Confidential Information to anyone other than those at Veris with a need to know and except to the extent that Consultant is required by order of a court or government agency (by subpoena or similar process) to disclose or discuss any Confidential Information. Confidential Information shall not include any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or not known or which should have been known by Consultant to involve a breach by any third party of an obligation of confidentiality to Veris or (ii) is generally disclosed to third parties by Veris without restriction on such third parties or (iii) is approved for release by written authorization of Veris. Consultant further agrees that all Confidential Information shall be kept strictly confidential by Consultant and will not be disclosed by Consultant to any employees, directors, shareholders, agents, advisors or representatives of any other client or customer of Consultant, and that after the termination of this Agreement, Consultant will not use or allow the use for any purpose of the Confidential Information or notes, summaries or other material derived by Consultant from the Confidential Information. Consultant agrees that he will promptly return to Veris any Confidential Information previously removed by Consultant from Veris’ premises physically or electronically. Consultant agrees that the breach of any provision of this paragraph will cause irreparable harm to Veris for which remedies at law will be inadequate. Accordingly, in the event of any breach or threatened or attempted breach of any provision hereof by Consultant, Veris shall, in addition to all other remedies, be entitled to a temporary and permanent injunction restraining such breach, and to a decree for specific performance of the provisions hereof, without being required to show actual damages or to furnish any bond or other security.

8.            Non-Disparagement. Consultant agrees not to disparage the Company or its past and present investors, officers, directors or employees.

9.            Termination. This Agreement shall take effect on the Effective Date and shall continue until the earlier of (a) termination of this Agreement by either party upon ten (10) days’ notice, regardless of the reason; (b) Midnight July 13, 2022; or (c) death or disability which prevents Consultant from performing the Consulting Services under this Agreement. Termination under (a) above must be made by written notice to the non-terminating party. Termination shall not affect obligations of either party which have accrued prior to such termination or under Paragraphs 4, 5, 7, 8 and 10, and all obligations under this Agreement shall be binding upon and enforceable for the benefit of Veris, Consultant, and their respective successors and assigns to the extent permitted herein. In the event Veris exercises its rights under Paragraph 9(a), the benefits described in Paragraph 3 shall vest despite the early termination.

10.          Indemnification. Veris shall defend, indemnify and hold harmless Consultant from any and all liability, claims, causes of action, lawsuits or administrative proceedings, of any nature and kind, arising from his performance of the Consulting Services described in Paragraph 1 above, or such other duties undertaken at the direction of Veris unless such claim or cause of action is the result of Consultant’s gross negligence or misconduct.

11.          Miscellaneous.

               (a)            If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. If any provision in this Agreement is determined to be unenforceable in equity because of its scope, duration, geographical area or other factor, then the court making that determination shall have the power to reduce or limit such scope, duration, area or other factor, and such provision shall be then enforceable in equity in its reduced or limited form.

               (b)            This Agreement shall be governed by the laws of the State of New Jersey without giving effect to their choice of law provisions. Consultant hereby consents to, the exclusive jurisdiction and venue in the state or federal courts sitting in New Jersey, and waives any argument of forum non-conveniens in connection with that venue for purposes of resolving any disputes regarding the terms of this Agreement.

               (c)            If Consultant is a corporation or other legal entity, the individual executing Agreement hereby warrants that he or he is duly authorized to execute this Agreement on behalf of said corporation or other legal entity and to fully bind said corporation or other legal entity to all of the terms and conditions set forth above.

               (d)            During the Term and upon its termination, Consultant shall continue to have possession and use of all electronic devices provided to him by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

CONSULTANT:	VERIS RESIDENTIAL, INC.

/s/ Giovanni M. Debari	By:	/s/ Mahbod Nia
GIOVANNI M. DEBARI		Mahbod Nia
Chief Executive Officer

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